Exhibit 99.1

American Battery Technology Company Selected for $10M Additional US DOE Grant to Commercialize NextGen Battery Recycling Technologies for Vulnerable Domestic Battery Markets

Funding directly supports further accelerated development and commercialization of advanced battery recycling techniques for greater economic competitiveness, increased reduction of environmental impact, and increased product recovery processes

Reno, Nev., November 17, 2022 — American Battery Technology Company (ABTC) (OTCQB: ABML), an American critical battery materials company that is commercializing both its primary minerals manufacturing and secondary minerals lithium-ion battery recycling technologies, has been awarded a $10M additional competitive grant under the Bipartisan Infrastructure Law to demonstrate and commercialize next generation techniques for its lithium-ion battery recycling processes to produce low-cost and low-environmental impact domestic battery materials.

“Similar to the continuous development required of advanced lithium-ion battery technologies, the recycling of these batteries requires rigorous continuous improvement, optimization, and commercialization efforts in order to advance the forefront of global innovation of these technologies,” stated ABTC CEO Ryan Melsert. “We are excited to work with our diverse array of world class partners throughout the private industry, public university, and government laboratory sectors in order to optimize and commercialize these next generation of low-cost, low-environmental impact, and domestically implemented advanced techniques.”

As one of five companies selected for competitive funding under the battery recycling portion of the ‘Electric Drive Vehicle Battery Recycling and Second Life Applications’ opportunity from the U.S. Department of Energy (DOE), ABTC, and its partners, were awarded close to $10 million to validate, test, and deploy three disruptive advanced separation and processing technologies in its existing lithium-ion battery recycling Pilot Plant to further enhance the economic competitiveness, reduce environmental impact, and re-integrate an even greater percentage of the constituent components to the domestic battery manufacturing market. ABTC will work in partnership with Novonix Group, University of Nevada, Reno, University of Utah, North Carolina State University, National Renewable Energy Laboratory, Argonne National Laboratory, and Idaho National Laboratory, and ABTC will rely on Dainen Material and Novonix Group for additional downstream material validation. The company and its project partners will contribute an additional $10 million in cost-share resources, bringing the total project investment to $20 million.

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ABTC is currently commissioning its integrated lithium-ion battery recycling Pilot Plant in Fernley, Nev, and this government funding will accelerate the demonstration and integration of next generation advanced recycling techniques into this processing train. The company has already developed these enhanced separation and processing techniques that will allow for the recovery of additional products and further reduction of energy and water consumption and life cycle greenhouse gas emissions. Through this U.S. DOE supported project, ABTC and its partners will validate and optimize each of these advanced technologies at the bench scale, then manufacture qualification batches of these products for evaluation and testing by downstream partners, followed by the scale-up of these advanced systems for integration into ABTC’s recycling Pilot Plant.

Last month, the company was selected for an additional U.S. DOE competitive award through the Bipartisan Infrastructure Law for approximately $57 million to support the construction of its commercial-scale primary lithium hydroxide manufacturing facility to develop its unconventional, sedimentary claystone resource near Tonopah, Nev. This primary lithium hydroxide from sedimentary claystone grant accelerates progress on the demonstration and facility commercialization efforts already underway, as ABTC, in collaboration with DuPont and the University of Nevada, Reno, was awarded a $4.5 million grant from the U.S. DOE in 2021 to build and operate a multi-ton per day demonstration-scale system to accelerate the commercialization and scale-up of this critical lithium manufacturing technology.

About American Battery Technology Company

American Battery Technology Company is uniquely positioned to supply low-cost, low-environmental impact, and domestically sourced battery metals through its three divisions: lithium-ion battery recycling, primary battery metal extraction technologies, and primary resources development.

American Battery Technology Company has built a clean technology platform that is used to provide a key source of domestically manufactured critical and strategic battery metals to help meet the near insatiable demand from the electric vehicle, electrical grid storage, and consumer electronics industries. This ESG-principled platform works to create a closed-loop circular economy for battery metals that champions ethical and environmentally sustainable sourcing of critical and strategic materials.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, are “forward-looking statements.” Although the American Battery Technology Company’s (the “Company) management believes that such forward-looking statements are reasonable, it cannot guarantee that such expectations are, or will be, correct. These forward-looking statements involve a number of risks and uncertainties, which could cause the Company’s future results to differ materially from those anticipated. Potential risks and uncertainties include, among others, interpretations or reinterpretations of geologic information, unfavorable exploration results, inability to obtain permits required for future exploration, development or production, general economic conditions and conditions affecting the industries in which the Company operates; the uncertainty of regulatory requirements and approvals; fluctuating mineral and commodity prices, final investment approval and the ability to obtain necessary financing on acceptable terms or at all. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended June 30, 2022. The Company assumes no obligation to update any of the information contained or referenced in this press release.

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American Battery Technology Company

Media Contact:

Tiffiany Moehring

tmoehring@batterymetals.com

720-254-1556

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